Exhibit 3.1.4

CERTIFICATE OF CORRECTION

OF

NEONODE INC.

Neonode Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Law”), does hereby certify:

1.     The name of the Corporation is Neonode Inc.

2.     An Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware (the “Restated Certificate”) on April 17, 2009; a Certificate of Amendment was filed on March 25, 2011 (the “Certificate of Amendment”); and a Certificate of Correction was filed on February 29, 2012. Said Certificate of Amendment requires correction as permitted by Section 103 of the Law.

3.     The inaccuracies or defects of such Certificate of Amendment are:

The Board of Directors of the Corporation resolved that the Certificate of Correction filed on February 29, 2012 should more clearly state the intended correction and determined that a subsequent Certificate of Correction be filed to reflect the intended correction at a meeting held on March 20, 2012, which Stockholders approved such correction as of May 10, 2012.

4.     Article Sixth of the Certificate of Amendment is hereby corrected, such that Paragraph A of Article IV shall read as follows:

"A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Seventy-One Million (71,000,000) shares, of which Seventy Million (70,000,000) shares will be Common Stock, par value $0.001 per share, and One Million (1,000,000) shares will be Preferred Stock, par value $0.001 per share, of which 444,541 shares shall be designated as Series A Preferred Stock and 54,425 shares shall be designated as Series B Preferred Stock."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by an authorized officer of the Corporation, this 7th day of August 2017.

Neonode Inc.

By:	s/ Lars Lindqvist
	Name:	Lars Lindqvist
	Title:	Chief Financial Officer and Secretary